EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (hereinafter, this "Agreement"), made and entered into in the City of Washington, D.C., this 15th day of August, 1991, by and between American Utilicraft Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office and place of business at 1801 Robert Fulton Drive, City of Reston, Virginia (hereinafter, the "Corporation"), and James S. Carey, residing at 6114 Gothic Lane, Bowie, State of Maryland (hereinafter, "Carey").

                              W I T N E S S E T H:

         1. The Corporation hereby employs Carey, and Carey agrees to work for the Corporation as Vice President of Marketing of the Corporation, reporting to the President and Chief Executive Officer.

         2. This Agreement shall expire on 28 February 1996, unless sooner terminated as hereinafter provided. In addition to the arrangements for termination hereinafter provided, it is agreed between the parties that, until the major start-up financing (approximately $20,000,000) of the Corporation is achieved, this Agreement may be summarily terminated, that is, without notice, in the sole discretion of the President and Chief Executive Officer of the Corporation.

         3. Carey agrees to devote his full time efforts to his duties as Vice President of Marketing for the profit, benefit and advantage of the business of the Corporation.

         4. (a) The Corporation agrees to pay Carey a basic salary at the rate of Sixty Thousand Dollars ($60,000) per annum, payable in semi-monthly installments, for all the services to be rendered by Carey hereunder, including service as a member of a committee, and any other duties related to his position required of him by the President and Chief Executive Officer. The basic salary above-stated is understood by the parties to this Agreement to be payable to Carey during the period in which the Corporation is developing the FF-1080 aircraft and seeking its Federal Aviation Administration (hereinafter "FAA") aircraft type certification.

             (b) When the FAA certification is achieved, the basic salary payable to Carey will increase to One Hundred Thousand Dollars ($100,000.00) per annum effective the first (1st) day of the month in which the FAA issues the FF-1080 aircraft type certificate to the Corporation.

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             (c) The basic salary payable to Carey will further increase to One
Hundred Twenty-Five Thousand ($125,000.00) per annum effective the first (1st) day of the month in which the Corporation delivers production aircraft number twenty-four (24).

             (d) Basic salary payments to Carey under this Agreement shall begin on the first (1st) day of the month in which the major start-up financing (approximately $20,000,000) of the Corporation is achieved.

             (e) The basic salary payments made to Carey under this paragraph shall be adjusted annually, effective the first (1st) day of the thirteenth
(13th) month after any such payment under subparagraphs (a), (b) or (c) above begins, by the percentage of the annual rate of change in the Consumer Price Index for the twelve (12) months preceding the above effective date.

         5. The Corporation agrees that it will pay Carey, as a bonus, an additional sum amounting to one quarter of one percent (.25%) of the basic delivered invoice price (not including optional equipment) of an FF-1080 aircraft delivered to commercial concerns, worldwide, (including commercial air carriers when owned and/or operated by a foreign government) as, and only as, responsibility for such sales may be assigned to Carey by the President and Chief Executive Officer. Payments of the additional sum payable to Carey under this paragraph shall be made on the first (1st) working day of the month following the month in which aircraft deliveries are made and final payment on such deliveries has been received by the Corporation regardless of whether or not this Agreement is then in effect.

         6. The Corporation and Carey agree that the geographical location at which Carey will devote the major portion of his time and efforts to his duties as Vice President of Marketing is at the office facility of the Corporation in Reston, Virginia.

         7. The Corporation agrees to pay all reasonable expenses incurred by Carey in furtherance of the business of the Corporation, including travel and entertainment expenses. The Corporation agrees to reimburse Carey for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

         8. If Carey shall, during the term of his employment under this Agreement, be absent from work because of illness or other cause for a period, or aggregate of periods, in excess of six (6) months in any one (1) year of the term of employment, the Corporation shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Carey. In that event, the Corporation shall pay Carey his compensation to the date of termination.

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         9. Carey agrees that the Corporation may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Carey that the Corporation may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed One Million Dollars ($1,000,000.00) without the written consent of Carey. Carey agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Corporation in procuring such insurance; and Carey agrees that other than his rights as a shareholder he shall have no right, title, or interest in or to such insurance.

         10. In the event of the death of Carey during the term of this Agreement and after the major start-up financing is in place, the Corporation agrees to pay Carey's legal representatives the sum of Five Thousand Dollars ($5,000.00).

         11. Carey agrees that during the term of this Agreement he will not engage in any other commercial activity, whether or not competitive with the business of the Corporation, nor be affiliated in any other way as officer, director, or significant stockholder of another corporation without the written consent of the President and Chief Executive Officer of the Corporation.

         12. Carey agrees that he shall exercise reasonable care to prevent disclosure of the Corporation's proprietary information to others and shall not, himself, at any time during the period of this Agreement and after its termination for any reason, disclose the Corporation's proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term "proprietary information" as used herein includes, in addition to information so designated and labeled by the Corporation, all business, financial, technical and design information related to the Corporation's developmental and production programs whether or not designated and labeled as proprietary information.

         13. Carey agrees that, for a period of three (3) years after leaving the employ of the Corporation for any reason, he will not engage in any way, directly or indirectly, in any business competitive with the business of the Corporation.

         14. (a) After the major start-up financing (approximately $20,000,000) of the Corporation is achieved, either party shall have the right to terminate this Agreement upon one hundred eight (180) days notice to the other. If Carey terminates this Agreement, the Corporation shall pay Carey until the date of termination. Except for any reason that would be considered for cause, if the Corporation terminates the Agreement, it shall forthwith pay additional compensation to Carey in the form of a lump sum payment of two (2) times the average amount of the annual basic salary then payable under paragraphs 4 (a),
(b) or (c) above.

             (b) For purposes of paragraph (a) above, a reason that could be considered for cause, within the sole discretion of the President and Chief Executive Officer, would be the failure of the Corporation to have sold at least twenty-five (25) FF-1080 aircraft or derivative aircraft during the first full calendar year (January 1 through December 31) after the major start-up financing (approximately $20,000,000) of the Corporation is achieved, and to sell at least twenty-five (25) FF-1080 or derivative aircraft each calendar year thereafter.

         15. (a) For protection of Carey against possible termination after a change of control (defined below) of the Corporation and to induce Carey to continue to serve in his capacity as Vice President of Marketing or in such other capacity to which he may be elected or appointed, the Corporation will provide severance benefits in the event Carey's employment is terminated after a change of control.

             (b) "Change of control" shall have occurred if, at any time after the Corporation has acquired its major start-up financing, (a) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act ("SEA") of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total of twenty percent (20%) or more of the outstanding shares of the Corporation's common stock, or (b) the Board of Directors of the Corporation is composed of a majority of directors who were not directors of the Corporation on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 of Regulation 14A promulgated under the SEA.

             (c) If a change of control has occurred, Carey shall be entitled to severance benefits if his employment is terminated by him due to:

                  (i) the assignment to him of any duties not consistent with his present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

                  (ii) a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

                  (iii) a change in geographical location of where his position is based in excess of twenty (20) miles or required travel in excess of his usual business travel schedule.

             (d) Carey shall be entitled to severance benefits if his employment is terminated by the Corporation after a change of control. Such termination must not be due to any reason that would be considered for cause.

             (e) Severance benefits after a change of control has occurred shall be:

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                  (i) a lump sum payment of ten (10) times the amount of the annual basic salary then payable under paragraphs 4 (a), (b) or (c) above.

                  (ii) allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is higher; and

                  (iii) all employee benefits in effect and applicable to Carey on the date of the change of control will be retained and paid by the Corporation for Carey for a period of two (2) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the Corporation.

             (f) Carey shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary he may earn.

             (g) In the event of a change of control, the Corporation is aware that the Board of Directors or a shareholder or shareholders of the Corporation may cause the Corporation to refuse to comply with its obligations under this paragraph, or may cause the Corporation to institute litigation seeking to have this paragraph declared enforceable, or may take other action to deny Carey the benefits intended to be provided under this paragraph. It is the intent of the Corporation that Carey not be required to incur expenses in enforcing his rights under this paragraph by litigation or other legal action because the costs and expenses thereof would substantially detract from the benefits intended to be extended to Carey under this paragraph.

             (h) If, following a change of control, Carey determines that the Corporation has failed to comply with any of its obligations under this paragraph or in the event the Corporation or any other person takes action to declare this paragraph void or enforceable, or institutes any litigation or other legal action designed to deny Carey the benefits intended to be extended under this paragraph, the Corporation authorizes Carey to retain counsel of his choice at the Corporation's expense to represent Carey in connection with the initiation or defense by Carey of any litigation or legal action, whether by or against the Corporation, any director, officer, shareholder, or any other person affiliated with the Corporation, in any jurisdiction.

             (i) Despite any previously existing attorney-client relationship between the Corporation and counsel retained by Carey, the Corporation hereby provides that Carey may enter into an attorney-client relationship with such counsel. The Corporation and Carey agree that a confidential relationship will exist between Carey and such counsel.

             (j) The Corporation hereby authorizes that the reasonable fees and expenses of counsel retained by Carey shall be paid or reimbursed to Carey by the Corporation on a regular, periodic basis upon Carey's presentation of a statement or statements prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

         16. The Corporation shall have the right, with the consent of Carey, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms "successor" and "assign' shall include any corporation which buys all or substantially all of the Corporation's assets, or all of its stock, or with which it merges or consolidates.

         17. The Corporation shall indemnify Carey and hold him harmless against any claims or legal action of any type brought against Carey with respect to his activities as Vice President of Marketing of the Corporation and in such other capacity to which he may be appointed or elected and with respect to his services as a member of a committee and other duties related to his position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Carey therein. In the event an action should be filed with respect to the subject of this indemnity and hold harmless agreement, the Corporation agrees that Carey may employ an attorney of Carey's own selection to appear and defend the action, on behalf of Carey, at the expense of the Corporation. Carey, at his option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Carey.

         18. Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

         19. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         20. If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

         21. This Agreement may be extended or modified by mutual agreement in writing in the form of a numbered amendment hereto.

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         22. This Agreement shall be construed in accordance with the laws of the State of Delaware.

         23. This Agreement consists of eight (8) pages.

         IN WITNESS WHEREOF, the Corporation has hereunto signed its name by its President and Chief Executive Officer, and the other party hereto has signed his name, all as of the day and year first above written.



                                                  AMERICAN UTILICRAFT
                                                  CORPORATION

                                                  By: /s/ John J. Dupont
                                                     ---------------------------
                                                     John J. Dupont
                                                     President and Chief
                                                     Executive Officer


                                                  /s/ James S. Carey
                                                  ------------------------------
                                                  James S. Carey